Exhibit 99.2

For Immediate Release

Kura Sushi USA Announces Appointment of

Treasa Bowers to the Company’s Board of Directors

Irvine, CA. July 9, 2024 – Kura Sushi USA, Inc. (“Kura Sushi” or the “Company”), (NASDAQ: KRUS), a technology-enabled Japanese restaurant concept, today announced that Treasa Bowers has been appointed to serve as an independent member of the Board of Directors effective July 9, 2024. Ms. Bowers has also been appointed to the Audit Committee and Compensation Committee of the Board of Directors.

Hajime Uba, President, Chief Executive Officer and Chairman of Kura Sushi, stated, “We are delighted to welcome Treasa to Kura’s Board of Directors. Treasa’s three decades of experience with 7-Eleven makes her an invaluable advisor to the leadership team as Kura continues to scale and reach new heights as the largest sushi chain in America.”

Treasa Bowers stated, “I am thrilled to join the distinguished board of directors at Kura Sushi, where I look forward to contributing to strategic growth and innovation. This opportunity aligns perfectly with my passion for driving impactful change with an industry leader.”

Ms. Bowers is the Executive Vice President and Chief Human Resources Officer for 7-Eleven, Inc, where she leads the company’s talent strategy, overseeing talent acquisition, talent management, training and development, total rewards and employee relations. Ms. Bowers currently serves on CSN’s Diversity and Inclusion Advisory Board, as well as the Boards of Directors of Scholarship America and the Global Leadership Enhancement and Mentoring Network.

About Kura Sushi USA, Inc.

Kura Sushi USA, Inc. is a technology-enabled Japanese restaurant concept with 64 locations across 17 states and Washington DC. The Company offers guests a distinctive dining experience built on authentic Japanese cuisine and an engaging revolving sushi service model. Kura Sushi USA, Inc. was established in 2008 as a subsidiary of Kura Sushi, Inc., a Japan-based revolving sushi chain with over 550 restaurants and 40 years of brand history. For more information, please visit www.kurasushi.com.

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Investor Relations Contact:

Jeff Priester or Steven Boediarto

(657) 333-4010

investor@kurausa.com